UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2012

CENTURY PROPERTIES FUND XIX, LP

 (Exact name of Registrant as specified in its charter)

Delaware	0-11935	94-2887133
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

80 International Drive

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Century Properties Fund XIX, LP, a Delaware limited partnership (the “Registrant”), owned Greenspoint at Paradise Valley (“Greenspoint”), a 336-unit apartment complex located in Phoenix, Arizona. On March 29, 2012, the Registrant sold Greenspoint to a third party, Hamilton Zanze & Company, a California corporation, for a total sales price of $29,750,000. The Registrant continues to own and operate three other investment properties.

In accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Registrant, the Registrant’s managing general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the net sales proceeds, if any, will be available to distribute to the Registrant’s partners.

Item 9.01 Financial Statements and Exhibits.

 (b) Pro forma financial information.

The following unaudited pro forma balance sheet and statement of operations reflects the operations of the Registrant as if Greenspoint had been sold on January 1, 2011.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

PRO FORMA BALANCE SHEET

(in thousands)

December 31, 2011

All other assets	$ 1,179
Investment properties, net	21,691
Total Assets	$ 22,870

All other liabilities	$ 7,495
Mortgage notes payable	37,351
Partners’ deficit	(21,976)
Total Liabilities and Partners’ Deficit	$ 22,870

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

Year Ended
December 31, 2011

Total revenues	$ 7,559
Total expenses	(12,755)
Casualty gain	69
Net loss	$ (5,127)
Net loss per limited partnership unit	$ (50.65)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIX, LP

By:  Fox Partners II

General Partner

By:  Fox Capital Management Corporation

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date:  April 3, 2012